SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT is made this 23rd day of April 2007, by and among SUNCAST NETWORK, INC., a Delaware corporation having its principal place of business at 2407 E. Oakton Street, Suite B-10, Arlington Heights, IL 60005 ("Suncast"), SUNCAST NETWORK, LLC, a Delaware limited liability company having its principal place of business at 2407 E. Oakton Street, Suite B-10, Arlington Heights, IL 60005 ("SNLLC") and the members of SNLLC listed on Annex A hereto (the "SNLLC Members").

WHEREAS, SNLLC has issued and outstanding an aggregate of 377,500 limited liability company membership interests ("SNLLC Interests"); and

WHEREAS, Suncast is authorized to issue 30,000,000 shares of common stock, par value $.01 per share (the "Suncast Common Stock") of which no shares are issued or outstanding; and

WHEREAS, Suncast, SNLLC and the SNLLC Members desire to effect the exchange of all of the SNLLC Interests for shares of authorized, but unissued Suncast Common Stock (the "Suncast Exchange Shares"), upon the terms and subject to the conditions set forth in this Agreement (the "Security Exchange"); and

WHEREAS, upon the issuance thereof, the Suncast Exchange Shares will constitute not less than 80% of the issued and outstanding capital stock of Suncast; and

WHEREAS, it is contemplated that SNLLC will become a subsidiary of Suncast; and

WHEREAS, the parties to this Agreement intend and desire that the Security Exchange shall constitute a tax-free reorganization within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, none of the parties to this Agreement has either requested or obtained, nor will they request, a private letter ruling from the Internal Revenue Service or any opinion of counsel to the effect that the Security Exchange will constitute a tax-free reorganization within the meaning of Section 351 of the Code; and

WHEREAS, the SNLLC Members recognize and acknowledge that, in light of the foregoing, there can be no assurance from Suncast or SNLLC, nor is any assurance intended, that the Security Exchange will constitute a tax-free reorganization under Section 351 of the Code and that they must consult with and rely upon their own advisors for advice regarding the tax consequences of the Security Exchange; and

WHEREAS, the Board of Directors of Suncast and the members of SNLLC (together with Suncast, the "Companies") deem it advisable and generally to the advantage and welfare of each of the respective Companies, and their respective shareholders and members, that the Security Exchange be effected under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, covenants and conditions hereof, the parties hereto do mutually agree as follows:

1. Votes on Security Exchange and Related Matters. SNLLC shall, as soon as practicable but prior to Closing (as defined below) (i) cause a special meeting of its members to be called to consider and vote upon the Security Exchange on the terms and conditions hereinafter set forth, or (ii) obtain written consent of such members as is necessary to approve the Security Exchange. If the Security Exchange is approved in accordance with applicable law, subject to the further conditions and provisions of this Agreement, a closing of this Agreement shall be held (the "Closing") and all documents or instruments deemed necessary or appropriate by the parties hereto to effect the Security Exchange, shall be executed as promptly as possible thereafter. The time when the Security Exchange becomes effective is referred to herein as the "Effective Time."

2. Representations, Warranties and Covenants of SNLLC. SNLLC represents, warrants and covenants as follows, except to the extent set forth on the schedule of exceptions in the form of Schedule A annexed hereto and made a part hereof, with such exceptions to apply solely to the representation as to which they are scheduled, except to the extent otherwise specifically cross-referenced:

2.1 Organization; Capitalization. SNLLC is, and on the effective date of the Security Exchange (the "Effective Date") will be, a duly organized and a validly existing limited liability company in good standing under the laws of its state of formation, and has all requisite corporate power and authority to own its properties and operate its business as presently conducted. There are issued and outstanding, and on the Effective Date there will be issued and outstanding, only the SNLLC Interests, all of which are, and on the Effective Date will be, duly authorized and validly issued. There are, and on the Effective Date there will be, no outstanding rights, options or warrants to purchase any equity interest in SNLLC, including but not limited to any membership interests of SNLLC, and there will be no other or any other issued or outstanding securities of any nature convertible into or exercisable or exchangeable for membership interests of SNLLC. The SNLLC Interests have been issued pursuant to an appropriate exemption from the registration requirements of the Securities Act and from any applicable registration requirements of the various states.

2.2 Authority. SNLLC and the SNLLC Members each has, and on the Effective Date will have, full power and authority to enter into this Agreement and, subject to any required member or other third party approval in accordance with the laws of the State of Delaware or such other state as to which SNLLC may be subject as a result of any agreement pursuant to which third party approval is required, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved by all requisite corporate action on the part of SNLLC and, prior to the Closing, by the other SNLLC Members whose consent is required under applicable law and the Operating Agreement of SNLLC, dated as of June 29, 2006 (the "Operating Agreement").

2.3 Binding Agreement. This Agreement has been duly executed and delivered by SNLLC and constitutes the legal, valid and binding obligation of SNLLC and the SNLLC Members, enforceable against them in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of rights hereunder or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.4 No Conflicts. The execution and delivery by SNLLC and the SNLLC Members of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by SNLLC and the SNLLC Members will not conflict with, result in a breach of or constitute or give rise to a default under (i) any indenture, mortgage, deed of trust or other agreement, instrument or contract to which SNLLC or any SNLLC Member is now a party or by which it or any of its assets or properties are bound; (ii) SNLLC's Certificate of Formation or Operating Agreement; or (iii) any law, order, rule, regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over SNLLC, any of the SNLLC Members or any of SNLLC's business or properties wherein such breach could have a material adverse effect on SNLLC or any of its business or properties.

2.5 Subsidiaries. SNLLC does not have, and on the Effective Date will not have, any subsidiaries, nor does it own any direct or indirect interest in any other business entity.

2.6 Foreign Qualifications. SNLLC is, and on the Effective Date will be, qualified or licensed as a foreign limited partnership in all jurisdictions where its business or ownership of assets so requires, except where the failure to be qualified or licensed would not be reasonably expected to have a material adverse effect on the business of SNLLC The business of SNLLC does not require it to be registered as an investment company or investment adviser, as such terms are defined under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, each as amended.

2.7 Financial Statements. All financial statements of SNLLC previously delivered to Suncast (the "Financial Statements") fairly present in all material respects the financial position, results of operations and other information purported to be shown therein of SNLLC, at the dates and for the respective periods to which they apply. All such Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, and have been adjusted for all normal and recurring accruals and are incorporated herein by reference.

2.8 Material Adverse Change. There has not been, and on the Effective Date there will not have been in the aggregate, any material adverse change in the condition, financial or otherwise, of SNLLC from that set forth in the Financial Statements.

2.9 Ordinary Course of Business. Except for transactions occurring in the ordinary course of business, there has not been, and on the Effective Date there will not have been, any single transaction involving SNLLC since March 31, 2007 in an amount in excess of $100,000.

2.10 Liabilities; Claims. There are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against SNLLC (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the Financial Statements, other than (i) liabilities incurred in the ordinary course of business since March 31, 2007, (ii) taxes accrued on earnings since June 22, 2006 which are not yet due or payable, or (iii) liabilities which in the aggregate do not exceed $50,000.

2.11 Tax Returns. All federal, state, county and local income, excise, property and other tax returns required to be filed by SNLLC have been filed, and all required taxes, fees or assessments have been paid or an adequate reserve therefore has been established in the Financial Statements. The federal income tax returns and state and foreign income tax returns of SNLLC have not been audited by the Internal Revenue Service ("IRS") or any other taxing authority. Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to SNLLC or any of its operations or businesses. There are no pending, or to the knowledge of SNLLC, threatened, tax claims or assessments, and there are no pending, or to the knowledge of SNLLC, threatened, tax examinations by any taxing authorities. SNLLC has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of SNLLC for any year.

2.12 Title to Assets. Except as provided for in the Financial Statements, SNLLC, has, and on the Effective Date will have, good and marketable title to all of its furniture, fixtures, equipment and other assets owned by SNLLC, and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature. SNLLC is the owner of its inventory as set forth in the Financial Statements and has good and marketable title thereto.

2.13 Accounts Receivable. The accounts receivable as set forth in the Financial Statements represent amounts due for goods sold or services rendered by SNLLC in the ordinary course of business and, except as reserved for in the Financial Statements, SNLLC believes are collectable in the ordinary course of business.

2.14 Material Contracts. A copy (or summary if oral) of all agreements, contracts, arrangements, understandings and commitments, whether written or oral, to which SNLLC is or on the Effective Date will be, a party, or from which SNLLC will receive substantial benefits and which are material to SNLLC (collectively, "SNLLC Contracts"), have been or will be delivered to Suncast or its counsel. Any SNLLC Contracts entered into between the date hereof and the Effective Date will be delivered to Suncast or its counsel prior to Closing. SNLLC is not now, nor will it be on the Effective Date, in material default under any SNLLC Contract and to the knowledge of SNLLC no other party to any SNLLC Contract is in material default thereunder. Each SNLLC Contract is a legal, valid and binding obligation of SNLLC, enforceable against it in accordance with their respective terms. The validity and enforceability of, and rights of SNLLC contained in, each such SNLLC Contract shall not be adversely effected by the Security Exchange or the transactions contemplated hereby or any actions taken in furtherance hereof.

2.15 Legal Proceedings. There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending, or to SNLLC's knowledge, threatened, involving SNLLC, individually or in the aggregate, in which an unfavorable determination could result in suspension or termination of SNLLC's business or authority to conduct such business in any jurisdiction or could result in the payment by SNLLC of more than $100,000, or challenging the validity or propriety of the transactions contemplated by this Agreement. SNLLC is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of SNLLC

2.16 Certain Transactions. Since March 31, 2007 there have been, and through the Effective Date there will be: (i) no bonuses or extraordinary compensation paid to any of the officers or members of SNLLC, (ii) no loans made to or any other transactions with any of the officers or members of SNLLC or their families and (iii) no dividends or other distributions declared or paid by SNLLC, except those distributions made to members for federal income tax purposes.

2.17 Insurance. SNLLC has, and on the Effective Date will have, maintained casualty and liability policies and other insurance policies with respect to its business which are appropriate and customary for businesses similar in size, industry and risk profile. Copies of all of the policies of insurance and bonds presently in force with respect to SNLLC, including without limitation those covering properties, buildings, machinery, equipment, worker's compensation, officers and directors and public liability, have been made available to Suncast. All such insurance is outstanding and in full force and effect, with all premiums thereon duly paid, and SNLLC has not received any notice of cancellation of any such policies.

2.18 Intellectual Property. SNLLC has, and on the Effective Date will have, no patents, patent applications, trademarks, trademark registrations or applications, trade names, copyrights, copyright registrations or applications, or other intellectual property. SNLLC does not have knowledge of any infringements by it of any third party's intellectual property.

2.19 Compliance with Laws. Since its formation in June, 2006, SNLLC has, and on the Effective Date will have, in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations, except where the failure to so comply did not have and would not be expected to have a material adverse effect on its business or property.

2.20 Related Party Contracts. There are, and on the Effective Date there will be, no loans, leases or other SNLLC Contracts outstanding between SNLLC and any of its officers, members, any holders of more than five percent (5%) or more of the SNLLC Interests or any person related to or affiliated with any such officers or directors or holders of more than five percent (5%) or more of the SNLLC Interests.

2.21 Officer and Director Information. Since its formation in June, 2006, neither SNLLC nor any of its officers or members, nor any person intended upon consummation of the Security Exchange to be nominated by SNLLC to become an officer or director of Suncast or any successor entity or subsidiary, has been the subject of:

(a) a petition under the Federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of SNLLC or such person, or any membership in which SNLLC or any such person was a general member at or within two years before the time of such filing, or any corporation or business association of which SNLLC or any such person was an executive officer at or within two years before the time of such filing;

(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining SNLLC or any such person from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Interested States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of SNLLC or any such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

(e) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "Commission") to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

(f) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated. All items described in clauses (a) through (f) above are collectively referred to herein as "Bad Events."

2.22 Benefit Plans. SNLLC does not have any pension plan, profit sharing or similar employee benefit plan.

2.23 Consents and Approvals. Except for the consent and approval of the members of SNLLC, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by SNLLC of this Agreement and (ii) the consummation by SNLLC of the Security Exchange and of all other transactions contemplated hereby.

2.24 Finder's Fees. SNLLC knows of no person who rendered any service in connection with the introduction of the Companies to any of the other Companies, for a "finder's fee" or similar type of fee in connection with the Security Exchange and the other transactions contemplated hereby.

2.25 Employee Matters. No employees of SNLLC are on strike or to the best of SNLLC's knowledge threatening any strike or work stoppage. SNLLC does not have any obligations under any collective bargaining or labor union agreements, nor is SNLLC involved in any material controversy with any of its employees or any organization representing any of its employees. SNLLC believes its relationships with its employees are good.

2.26 Disclosure. None of the information supplied or to be supplied by or about SNLLC herein or for inclusion or incorporation by reference in any information to be supplied to holders of Suncast Common Stock concerning the Security Exchange contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.27 Actions Prior to Closing. From the date hereof through the Closing, SNLLC shall not, other than in the ordinary course of business, consistent with past practice, without due consent of Suncast:

(a) sell, lease, assign, transfer or otherwise dispose of any material assets, including cash;

(b) incur or agree to assume or assume, guarantee, endorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any material contingent obligation;

(c) make any material capital expenditure;

(d) participate or engage in any discussions or negotiations with any person regarding, or enter into any transaction concerning, a merger, stock exchange or consolidation, other than with the other parties hereto, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, assets or interests, or other securities convertible into equity, or make any material change in the present method of conducting business;

(e) declare or pay any dividends or make any other distribution (whether in cash or property) on any of its membership interests (except that SNLLC shall be entitled to make distributions to its members sufficient to allow them to pay income taxes on SNLLC's taxable income passed through to them, consistent with past practices).

(f) make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this letter of intent;

(g) make any amendment to its Operating Agreement;

(h) enter into or amend any employment agreements or increase the salary or bonus of any existing employee;

(i) enter into any new material agreement or be or become liable under any new material agreement for the lease, hire or use of any real or personal property;

(j) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property, assets, income or profits, whether now owned or hereafter acquired; or

(k) enter into any commitment with respect to any of the foregoing.

3. Representations, Warranties and Covenants of Suncast. Suncast represents, warrants and covenants as follows, except to the extent set forth in the Schedule of Exceptions in the form of Schedule B annexed hereto and made part hereof ("Suncast Schedule of Exceptions"):

3.1 Organization; Capitalization. Suncast is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue an aggregate of 30,000,000 shares of Suncast Common Stock, par value $.01 per share. On the Effective Date, there will be issued and outstanding no shares of Suncast Common Stock. Except as contemplated by this Agreement, on the Effective Date there will be no issued or outstanding securities and no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire Suncast Common Stock or any issued or outstanding securities of any nature convertible into Suncast Common Stock . There is no proxy or any other agreement, arrangement or understanding of any kind authorized, effective or outstanding which restricts limits or otherwise affects the right to vote any Suncast Shares.

3.2 Binding Agreement. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of Suncast. This Agreement has been duly executed and delivered by Suncast and constitutes the legal, valid and binding obligation of Suncast enforceable against it in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of rights hereunder or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 Recent Business Operations. The business of Suncast since its incorporation, has been limited to the search for an acquisition or merger partner.

3.4 Foreign Qualifications. Suncast is, and on the Effective Date will be, duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances or orders of public authorities to carry on its business in the places and in the manner as presently conducted. The business of Suncast does not require it to be registered as an investment company or investment advisor, as such terms are defined under the Investment Company Act and the Investment Advisors Act of 1940.

3.5 Subsidiaries. Suncast has, and on the Effective Date will have, no subsidiaries.

3.6 Liabilities. There are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) of, or claims against, Suncast (whether such liabilities or claims are contingent or absolute, direct or indirect, accrued or unaccrued and matured or unmatured), except for (i) liabilities for expenses incurred relating to this Agreement and the consummation of the transactions contemplated hereby and (ii) liabilities and commitments incurred or made in the ordinary course of Suncast's business.

3.7Assets. Suncast has, and on the Effective Date will have, no fixtures, furniture, equipment, inventory, accounts receivable or other assets.

3.8 Material Contracts. Suncast has and on the Effective Date will have, no material contracts to which it is, or on the Effective Date will be, a party.

3.9 No Conflicts. The execution and delivery by Suncast of this Agreement, the consummation and performance of the transactions herein contemplated and compliance with the terms of this Agreement by Suncast will not conflict with, result in a breach of or constitute a default under (i) any indenture, mortgage, deed of trust or other agreement, instrument or contract to which Suncast is now a party or by which it or any of its assets or properties is bound; (ii) the Certificate of Incorporation or the bylaws of Suncast, in each case as amended; or (iii) any law, order, rule, regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Suncast or any of its business or properties.

3.10 Legal Proceedings. There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending or to Suncast's knowledge threatened, against Suncast, including, but not limited to any shareholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to Suncast's best knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation against Suncast. Suncast is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of Suncast.

3.11 Certain Transactions. Other than as disclosed in the SEC Filings, there have been, and to the Effective Date there will be (i) no salaried or otherwise compensated employees and no bonuses paid to any officer or director of Suncast; (ii) no loans made to or transactions with any officer or director of Suncast; (iii) no dividends or other distributions declared or paid by Suncast; and (iv) no purchase by Suncast or any third party of any of the Suncast Shares.

3.12 Issuances of Securities. Suncast has not, issued or committed itself to issue, and to the Effective Date will not issue or commit itself to issue, any Suncast Common Stock  or any options, rights, warrants, or other securities convertible into Suncast Common Stock , except as contemplated by this Agreement.

3.13 Intellectual Property. Suncast has no patents, patent applications, trademarks, trademark registrations, trade names, copyrights, copyright registrations or applications therefor. Suncast has no knowledge of any infringements by Suncast of any third party's intellectual property.

3.14 Compliance with Laws. Suncast has, and on the Effective Date will have, in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations, except where the failure to so comply did not have and would not be expected to have a material adverse effect on its business or property. To the best of its knowledge, Suncast is not in violation of any Federal, state or local environmental law or regulation.

3.15 Related Party Transactions. On the Effective Date there will be no loans, leases, commitments, arrangements or other contracts of any kind or nature outstanding between (i) Suncast or (ii) any officer or director of Suncast or any person related to or affiliated with any officer or director of Suncast.

3.16 Officers and Directors. During the past five year period, no current officer or director of Suncast has been the subject of any Bad Event.

3.17 Employee Benefit Plans. Suncast has no pension plan, profit sharing or similar employee benefit plan.

3.18 Consents. Except for the consent and approval of the Board of Directors of Suncast, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by Suncast of this Agreement or (ii) the consummation by Suncast of the Security Exchange and the other transactions contemplated hereby. Suncast has, and on the Effective Date will have, full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.19 Finder's Fees. Suncast knows of no person who rendered any service in connection with the introduction of the Companies to any of the other Companies, for a "finder's fee" or similar type of fee in connection with the Security Exchange and the other transactions contemplated hereby.

3.20 Employees. Suncast has no employees.

3.21 Disclosure. None of the information supplied or to be supplied by or about Suncast to SNLLC concerning the Security Exchange contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4. Representations to Survive Closing. All of the representations, covenants and warranties contained in this Agreement (including all statements contained in any certificate or other instrument delivered by or on behalf of Suncast or SNLLC pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing for a period of one (1) year from the Effective Date.

5. Exchange of Securities.

5.1 SNLLC Members' Exchange of Interests. Upon the terms and subject to the conditions contained herein, and in reliance upon the representations, warranties, covenants and indemnifications contained herein, the SNLLC Members hereby agree to convey, transfer, assign and deliver to Suncast, and Suncast hereby agrees to acquire from the SNLLC Members, on the Closing Date, all of the rights, title and interest of the SNLLC Members in and to the SNLLC Interests. The number of SNLLC Interests to be delivered by each SNLLC Member is set forth opposite such SNLLC Member's name on Annex A hereto.

5.2 Suncast Exchange of Shares. Upon the terms and subject to the conditions contained herein, and in reliance upon the representations, warranties, covenants and indemnifications contained herein, Suncast hereby agrees to issue the Suncast Exchange Shares to the SNLLC Members on the Closing Date and the SNLLC Members hereby agree to so acquire the Suncast Exchange Shares from Suncast. The Suncast Exchange Shares shall be delivered to the SNLLC Members on a pro rata basis as set forth on Annex A, in accordance with the formula set forth below in Section 6.

6. Treatment of Securities of in the Security Exchange. The terms and conditions of the Security Exchange, the mode of carrying the same into effect, and the manner and basis of exchanging the securities of each of SNLLC and Suncast are as follows:

6.1 Treatment of Interests. The SNLLC Interests shall be converted by virtue of the Security Exchange, and at the Effective Date, into an aggregate of 11,473,126 shares of Suncast Common Stock, on the basis of the amount of shares of Suncast Common Stock set forth opposite each members name on Annex A, without any action on the part of the holders thereof. After the Effective Date, each holder of SNLLC Interests prior to the Security Exchange shall be entitled, upon surrender, to receive from Suncast a certificate representing the number of shares of Suncast Common Stock to which such holder shall be entitled, which certificate shall contain any appropriate restrictive legend concerning the resale of such Suncast Common Stock. Until so surrendered, any outstanding certificates or other documentation which, prior to the Effective Date, represented SNLLC Interests, shall be deemed for all corporate purposes to evidence ownership of Suncast Common Stock into which such SNLLC Interests shall have been exchanged. Upon exchange, any fractional Suncast Common Stock resulting from exchange shall be rounded up to the next highest whole number.

7. Conditions of Obligations of Suncast. The obligation of Suncast to consummate the Security Exchange is subject to the following conditions prior to the Effective Date:

7.1 Compliance with Representations and Warranties. SNLLC shall be in compliance with its representations, warranties and covenants contained herein in all material respects, and Suncast shall receive from SNLLC certificates to such effect from the President of SNLLC as of the Effective Date.

7.2 Losses. SNLLC shall not have suffered a loss on account of fire, flood, accident or other calamity of such a character as to interfere materially with the continuous operation of its business or materially affect adversely its condition, financial or otherwise, regardless of whether or not such loss shall have been insured.

7.3 No Material Transactions. No material transaction shall have been entered into by SNLLC other than transactions in the ordinary course of business between March 31, 2007 and the Effective Date, other than as referred to in this Agreement or in Schedule A annexed hereto, except with the prior written consent of Suncast.

7.4 No Material Adverse Change; Due Diligence. Except as disclosed in this Agreement or in the schedules annexed hereto, no material adverse change in the aggregate shall have occurred in the financial condition, business, properties, assets, liabilities, results of operations or prospects of SNLLC since March 31, 2007. Additionally, Suncast shall be satisfied in all material respects with the results of its due diligence investigation of SNLLC.

7.5 Disposition of Assets. None of the properties or assets of SNLLC shall have been sold or otherwise disposed of other than in the ordinary course of business in accordance with past practice during such period, except with the prior written consent of Suncast.

7.6 Conditions. SNLLC shall have performed and complied with the provisions and conditions of this Agreement on its part to be performed and complied with.

7.7 Filings and Approvals. All applicable filings and regulatory approvals required to be made or obtained by SNLLC have been made or obtained.

7.8 Member and Manager Approvals. This Agreement and the transactions contemplated hereby shall have been approved by appropriate action of the Members and Manager(s), as required, of SNLLC and resolutions to that effect in form and substance reasonably satisfactory to Suncast and its counsel, shall have been delivered to Suncast.

7.9 Compliance with Securities Laws. There shall have been full compliance with the applicable securities or "blue sky" laws and regulations of any state or other governmental body having jurisdiction over the Security Exchange.

7.10 Opinions of Counsel. Suncast shall have received an opinion from counsel to SNLLC in form and substance reasonably satisfactory to Suncast's counsel.

7.11 Investment Representation. SNLLC shall have obtained an instrument, in the form annexed hereto as Exhibit A, from the SNLLC Members, including a representation that the shares of Suncast Common Stock being acquired as a result of the transactions contemplated by this Agreement are being acquired for investment purposes only and not with a view to, or sale in connection with, any distribution within the meaning of the Securities Act of 1933, as amended.

8. Conditions of Obligations of SNLLC and the SNLLC Members. The obligations of SNLLC and the SNLLC Members to consummate the Security Exchange are subject to the following conditions prior to the Effective Date:

8.1 Compliance with Representations and Warranties. Suncast shall be in compliance with its representations, warranties and covenants contained herein, and SNLLC shall have received from Suncast a certificate to such effect from its President as of the Effective Date.

8.2 Losses. Suncast shall not have suffered any loss on account of fire, flood, accident or other calamity of such a character as to interfere materially with the continuous operation of its business or materially adversely affect its condition, financial or otherwise, regardless of whether or not such loss shall have been insured.

8.3 No Material Adverse Change; Due Diligence. No material adverse change shall have occurred in the financial condition, business, properties, assets, liabilities, results of operations or prospects of Suncast since its incorporation in April 2007, other than as referred to in this Agreement. Additionally, SNLLC shall be satisfied in all material respects with the results of its due diligence investigation of Suncast.

8.4 Compliance with Conditions. Suncast shall have performed and complied with the provisions and conditions of this Agreement on its part to be performed and complied with.

8.5 Filings and Approvals. All applicable filings required to be made and regulatory approvals, as well as any other third party approvals, obtained by Suncast have been made or obtained.

8.6 Opinions. SNLLC shall have received opinions from counsel to Suncast in form and substance reasonably satisfactory to SNLLC's counsel.

9. Abandonment. This Agreement and the Security Exchange may be abandoned (a) by any of the Companies, acting by its Board of Directors or general member, as applicable, by written notice to the other parties hereto, at any time in the event of the failure of any condition in favor of such entity as to which the consummation of the Security Exchange is subject, or (b) by the consent of all the Companies, acting each by its Board of Directors or Manager(s), as applicable, at any time prior to the Effective Date. In the event of abandonment of this Agreement, the same shall become wholly void and of no effect, and there shall be no further liability or obligation hereunder on the part of any of the Companies, their respective Boards of Directors or Manager(s) or any other party to this Agreement.

10. Closing or Termination. In the event the Closing of this Agreement shall not take place due to failure of any condition of Closing required herein, then any party shall have the right to terminate this Agreement, in which event no party shall have any further right or obligation as against any other.

11. Delivery of Corporate Proceedings of Suncast. At the Closing, Suncast shall deliver to counsel for SNLLC the originals of all of the corporate proceedings of Suncast, duly certified by its Secretary, relating to this Agreement.

12. Delivery of Proceedings of SNLLC. At the Closing, SNLLC shall deliver to counsel for Suncast the originals of all of the LLC proceedings of SNLLC, duly certified by its Manager, relating to this Agreement.

13. Limitation of Liability. The representations and warranties made by any party to this Agreement are intended to be relied upon only by the other parties to this Agreement and by no other person. Nothing contained in this Agreement shall be deemed to confer upon any person not a party to this Agreement any third party beneficiary rights or any other rights of any nature whatsoever.

14. Further Instruments and Actions. Each party shall deliver such further instruments and take such further action as may be reasonably requested by any other in order to carry out the intent and purposes of this Agreement.

15. Governing Law. This Agreement is being delivered and is intended to be performed in the State of Delaware, and shall be construed and enforced in accordance with the laws of such state, without regard to conflicts of laws thereof.

16. Notices. All notices or other communications to be sent by any party to this Agreement to any other party to this Agreement shall be sent by certified mail, personal delivery or nationwide overnight courier to the addresses hereinbefore designated, or such other addresses as may hereafter be designated in writing by a party. Notice shall be deemed given and received on the date of actual delivery to the address specified thereon.

17. Binding Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.

18. Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the entire Agreement.

19. Severability. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

20. Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the parties hereto, and no inference or interpretation against any party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement.

21. Reliance on Certificates. In rendering any opinion referred to herein, counsel for the parties hereto may rely, as to any factual matters involved in their respective opinions, on certificates of public officials and of corporate and company officers, and on such other evidence as such counsel may reasonably deem appropriate and, as to the matters governed by the laws of jurisdictions other than the Interested States or the States of Delaware and Delaware, an opinion of local counsel in such other jurisdiction(s), which counsel shall be satisfactory to the other parties in the exercise of their reasonable discretion.

22. Consent. Whenever consent is required to be given by any of the Companies to any of the other Companies hereunder in connection with any matter contemplated hereby, such consent shall not be unreasonably withheld, delayed or conditioned.

23. Assignment. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by any party without the express written consent of the other party hereto and any such attempted assignment shall be void and unenforceable.

IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

SUNCAST NETWORK, INC.,
a Delaware corporation

By:	/s/ Sunny Leon
Sunny Leon, President

SUNCAST NETWORK, LLC, a Delaware limited liability company

By:	/s/ Sunny Leon
Sunny Leon, Managing Member

THE SNLLC MEMBERS:

/s/ Wing S. Leon
Wing S. Leon

/s/ Kit Mui Lo
Kit Mui Lo

/s/ Keith Anderson
Keith Anderson

/s/ Yam N. Yung
Yam N. Yung

/s/ Kit Har Lee
Kit Har Lee

Schedule A	SNLLC Schedule of Exceptions

Schedule B	Suncast Schedule of Exceptions

Annex A	SNLLC Members

Exhibit A	Investment Representation

SCHEDULE A

None

SCHEDULE B

None.

ANNEX A

Member	Membership Interests	Shares of Suncast Common Stock to be Received at Closing

Wing S. Leon	115,000	4,351,633

Kitty Lo	100,000	4,217,550

Keith Anderson	62,500	1,116,901

Yam N. Yung	50,000	893,521

Kit Har Lee	50,000	893,521

Totals	377,500	11,473,126

EXHIBIT A

[to come]

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